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                     October 13, 2022

       Mikhail Zhukov
       Chief Executive Officer
       HeadHunter Group PLC
       9/10 Godovikova St.
       Moscow, 129085 Russia

                                                        Re: HeadHunter Group
PLC
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed April 27,
2022
                                                            File No. 001-38882

       Dear Mikhail Zhukov:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services